As filed with the Securities and Exchange Commission on August 2, 2007
(Registration No. 333-142051)

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2/A
(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE BLACKHAWK FUND
(Name of small business issuer in its charter)

Nevada	8900	88-0408213
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1802 N. Carson St., Suite 212-3018
Carson City, Nevada 89701
(775) 887-0670

The BlackHawk Fund
1802 N. Carson St., Suite 212-3018
Carson City, Nevada 89701
(775) 887-0670
(Name, address and telephone number of agent for service)

Copy of all communications to:
Peter J. Gennuso, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, NY 10022
Ph. (212) 752-9700
Fax: (212) 980-5192

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(1)(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value	55,000,000	$0.01	$550,000	$16.89*
*Previously paid.

(1)
The shares of our Common Stock being registered hereunder are being registered for resale by the selling securityholder named in the prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions. For purposes of estimating the number of shares of our Common Stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe may be issuable pursuant to the equity line financing to account for market fluctuations. Should we have insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the closing price of  $0.013 on the OTC Bulletin Board on April 2, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling securityholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 2, 2007

PRELIMINARY PROSPECTUS
55,000,000 SHARES OF
COMMON STOCK OF
THE BLACKHAWK FUND

This prospectus relates to the resale of up to 55,000,000 shares of our common stock, par value $0.001 per share issuable to Dutchess Private Equities Fund, Ltd.( "Dutchess" or the "Selling Securityholder" ). The Selling Securityholder may sell its common stock from time to time at prevailing market prices.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol BHWF. On July 27, 2007, the closing price as reported was $0.0065.

The Selling Securityholder and any participating broker-dealers are underwriters within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The Selling Securityholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agree to pay the expenses of registering the foregoing shares of our common stock.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August __, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the Selling Securityholder has not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, The BlackHawk Fund, or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the Selling Securityholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
The Company	1
Offering	2
Transaction Summary	3
SUMMARY FINANCIAL INFORMATION	4
RISK FACTORS	5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	12
USE OF PROCEEDS	12
MARKET FOR OUR SHARES	12
HOLDERS OF COMMON STOCK	13
DIVIDEND POLICY	13
MANAGEMENT S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS	14
BUSINESS	17
MANAGEMENT	20
EXECUTIVE COMPENSATION	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23
DESCRIPTION OF SECURITIES	25
SHARES ELIGIBLE FOR RESALE	26
SELLING SECURITYHOLDER	27
PLAN OF DISTRIBUTION	29
LEGAL MATTERS	31
EXPERTS	31
WHERE YOU CAN FIND ADDITIONAL INFORMATION	31
INDEX TO THE FINANCIAL STATEMENTS	33
INFORMATION NOT REQUIRED IN PROSPECTUS	34

PROSPECTUS SUMMARY

This Summary highlights some information from this prospectus, and it may not contain all of the information that is important you. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under risk factors, and our financial statements and the accompanying notes.

In this prospectus, we, us, Company and our, refer to The BlackHawk Fund unless the context provides otherwise. Unless otherwise indicated, the term year, fiscal year or fiscal refers to our fiscal year ending December 31st. Unless we tell you otherwise, the term common stock as used in this prospectus refers to our Common Stock.

THE COMPANY
THE BLACKHAWK FUND

CORPORATE HISTORY

We were incorporated in November 1998 in the state of Nevada as USA Telcom and subsequently changed our name in 2000 to USA Telcom Internationale. In 2004, we changed our name to ZannWell, Inc. and, in 2005, we changed our name to Blackhawk Fund.

USA Telcom acted as an agent in commercial transactions between Vietnamese purchasers and US manufacturers. In particular, USA Telcom identified suitable U.S. suppliers for Vietnamese buyers, facilitated communications between the parties, and assisted Vietnamese buyers with the preparation of letters of credit documentation and submission of such to the seller for approval.

Since that time our prior management has decided to terminate the Vietnamese commercial business and focus on opportunities within the United States.

OVERVIEW

The BlackHawk Fund is a principally owned company that is operated by its managing partner, Palomar Enterprises, Inc. (PLMA.OB). The BlackHawk Fund operates as a business development company with the specific interest in Media and Television Production, as well as real estate (both residential and commercial) development projects.

We have the following business model in place and operating: The Company takes a lead role in managing and implementing proprietary media properties that are 100% owned, operated and managed by The Blackhawk Fund ( Media Properties ). These Media Properties are network quality cable television shows that air nationwide. This media content is converted into Online Video magazines and DVDs, which provide advertising opportunities to selected sponsors. We also re-develop residential and commercial properties to be sold at higher prices. Our purpose is to gain a higher valuation for the equity positions that are held by The BlackHawk Fund in both our redeveloped real properties and also in our media properties that are expanding their advertiser and viewer bases.

In 2006, The BlackHawk Fund was able to establish firm footings in its two core business sectors. The company looks for 2007 to be the largest year in its existence in terms of revenue produced, potential profits retained and shareholder equity increased.

Our principal office is located at 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701. Our website is http://www.blackhawkfund.com. The information on our website is not part of this prospectus.

OFFERING

SHARES OUTSTANDING PRIOR TO OFFERING
Common Stock, $0.001 par value	233,568,760
Series A preferred Stock, $0.001 par value	0
Series B Preferred Stock, $.001 par value	9,000,000
Series C Preferred Stock, $0.001 par value	15,000,000
Common Stock Offered by Selling Securityholder	55,000,000
Use of Proceeds	We will not receive any proceeds from the sale by the Selling Stockholder of shares in this offering, except upon drawdowns made pursuant to the equity line. See Use of Proceeds.
Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.
OTC Symbol	BHWF.OB
Executive Offices
Our executive offices are located at 1802 N. Carson Street, Suite 212, Carson City, Nevada. Our telephone number is (775) 887-0670 and our website is: www.blackhawkfund.com. The information on our website is not part of this prospectus.

TRANSACTION SUMMARY

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LTD.

On September 18, 2006, we entered into an Investment Agreement (the "Agreement" ) with Dutchess Private Equities Fund, Ltd. ( Dutchess ) to provide us with an equity line of credit. Pursuant to this Agreement, Dutchess committed to purchase up to $10,000,000 of the Company's Stock over the course of thirty-six (36) months ( "Line Period" ), after a registration statement covering these shares of stock has been declared effective ( Effective Date ). Upon effectiveness of this Registration Statement, we may submit a Put to Dutchess consisting of our shares of Common Stock (specifically, the shares being registered hereby) in exchange for cash. The amount that the Company shall be entitled to request from each of the purchase Puts , shall be equal to either 1) $250,000 or 2) 200% of the averaged daily volume (U.S. market only) ( ADV ), multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date. The ADV shall be computed using the ten (10) trading days prior to the Put Date. The Purchase Price for the common stock identified in the Put Notice shall be set at ninety-three percent (93%) of the lowest closing bid price of the common stock during the Pricing Period. The Pricing Period is equal to the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date. For example, assuming certain market conditions, we may submit a Put to Dutchess equalling $250,000 worth of our common stock, or approximately 26,881,720 shares at ninety-three percent (93%) at $0.01 per share. There are put restrictions applied on days between the Put Date and the Closing Date with respect to that Put. During this time, the Company shall not be entitled to deliver another Put Notice.

The Company shall automatically withdraw that portion of the put notice amount, if the Market Price with respect to that Put does not meet the Minimum Acceptable Price. The Minimum Acceptable Price is defined as seventy-five (75%) of the closing bid price of the common stock for the ten (10) trading days prior to the Put Date.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess ( Registration Agreement ). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within twenty-one (21) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the filing of the registration statement.

SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for our Company as provided in our financial statements for the years ended December 31, 2006 and 2005 on a condensed consolidated basis. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under Management s Discussion and Analysis of Financial Condition and Results of Operations.

Condensed Consolidated Statement of Operations Data

	For the Fiscal Year Ended December 31,
	2006 (Audited)	2005 (Audited)
Revenues	$149,451	$23,751
General and Administrative Expense	$472,780	$4,803,251
Interest Expense	$100,736	$907
Net Loss from Operations	$(564,065)	$(4,780,407)
Net Loss Per Share	$(0.03)	$(4.52)
Weighted Average Common Shares Outstanding	18,424,741	1,057,350

Condensed Consolidated Balance Sheet Data

As of December 31,
2006 (Audited)
Total Current Assets	$11,748
Total Assets	$1,704,348
Working Capital Deficiency	$(580,171)
Total Current Liabilities	$591,919
Shareholders Deficit	$(383,571)

RISK FACTORS

You should carefully consider the risks described below before buying shares of our Common Stock in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses to date and cannot assure that we will be profitable in the foreseeable future.

RISKS RELATED TO OUR BUSINESS

WE INCURRED HISTORICAL LOSSES AND HAVE A WORKING CAPITAL DEFICIT. AS A RESULT, WE MAY NOT BE ABLE TO GENERATE PROFITS, SUPPORT OUR OPERATIONS, OR ESTABLISH A RETURN ON INVESTED CAPITAL.

We incurred losses during the fiscal year 2006 of $564,065. As of December 31, 2006, we had a stockholder deficit of $383,571. In addition, we expect to increase our infrastructure and operating expenses to fund our anticipated growth. We cannot assure you that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

WE EXPECT OUR OPERATING LOSSES TO CONTINUE

We expect to incur increased operating expenses during the next year. The amount of net losses and the time required for us to reach and sustain profitability are uncertain. The likelihood of our success must be considered in light of the problems, expenses, difficulties, and delays frequently encountered in connection with our business. There can be no assurance that we will ever generate revenue or achieve profitability at all or on any substantial basis.

WE HAVE A LIMITED OPERATING HISTORY, WHICH RAISES SUBSTANTIAL DOUBT AS TO OUR ABILITY TO SUCCESSFULLY DEVELOP PROFITABLE BUSINESS OPERATIONS.

We have a limited operating history and our business and prospects must be considered in light of the risks and uncertainties to which early stage companies in the media and real estate business are exposed. We cannot provide assurances that our business strategy will be successful or that we will successfully address those risks and the risks described herein. Most importantly, if we are unable to secure future capital, we will be unable to continue our operations. We may incur losses on a quarterly or annual basis for a number of reasons, some within and others outside our control. The growth of our business will require the commitment of substantial capital resources. If funds are not available from operations, we will need additional funds. We may seek such additional funding through public and private financing, including debt or equity financing. Adequate funds for these purposes, whether through financial markets or from other sources, may not be available when we need them. Even if funds are available, the terms under which the funds are available to us may not be acceptable to us. Insufficient funds may require us to delay, reduce or eliminate some or all of our planned activities. To successfully execute our current strategy, we will need to improve our working capital position. The report of our independent auditors accompanying our financial statements includes an explanatory paragraph indicating there is a substantial doubt about our ability to continue as a going concern due to recurring losses. We plan to overcome the circumstances that impact our ability to remain a going concern through a combination of equity and debt financings. However, no assurances can be given that we will be able to do so.

WE HAVE A LIMITED AMOUNT OF CASH AND ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS.

We have a limited amount of available cash and will likely require additional capital to successfully implement our business plan. The Dutchess equity line described herein would add additional working capital to the extent of the Put Amounts which will sustain our operations for an extended period of time; however, certain draw down restrictions pertaining to the Puts apply which could shorten this period of time. Specifically, we are restricted from submitting another Put to Dutchess during the period that is seven (7) trading days from a Put date. Further, assuming $0.01 per share of our common stock, we would have to issue an aggregate of 537,634,409 shares of our common stock for the full $10,000,000 under the equity line; if our stock price is more than $0.01 per share, we would issue less shares. Pursuant to the Investment Agreement, Dutchess shall not own more than 4.99% of our common stock. There can be no assurance that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us.  There can also be no assurance that we will generate revenues from our operations. Our operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including the level of sales and marketing activities for our services and products and the financing made available to the Company. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

WE MAY FAIL TO CONTINUE AS A GOING CONCERN, IN WHICH EVENT YOU MAY LOSE YOUR ENTIRE INVESTMENT IN OUR SHARES.

Our auditors have issued a going concern opinion, which means that there is substantial doubt that we can continue as an ongoing business for the next 12 months. Unless we can raise additional capital, we may not be able to achieve our objectives and may have to suspend or cease operations.

WE RELY HEAVILY ON OUR MANAGEMENT, THE LOSS OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

Our future financial success depends to a large degree upon the efforts of Messrs. Steve Bonenberger and Brent Fouch, our officers and directors. They have played major roles in developing and executing our business strategy. The loss of Messrs. Bonenberger and Fouch could have an adverse effect on our business and our chances of profitable operations. While we intend to employ additional management and marketing personnel in order to minimize the critical dependency upon any one person, there can be no assurance that we will be successful in attracting and retaining the persons needed. If we do not succeed in retaining and motivating our current employees and attracting new high quality employees, our business could be adversely affected. We do not maintain key man life insurance on the lives of Messrs. Bonenberger or Fouch.

We must continually implement and improve our products, services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. Any failure to implement and improve such operations could have a material, adverse effect on our business, operating results and financial condition.

WE ARE IN EARLY STAGE OF DEVELOPMENT AND MAY HAVE TO COMPETE WITH COMPANIES WITH GREATER RESOURCES.

We have little operating history that permits you to evaluate our business and our prospects based on prior performance. You must consider your investment in light of the risks, uncertainties, expenses and difficulties that are usually encountered by companies in their early stages of development. We will have to compete with larger companies who have greater funds available for expansion, product development, and marketing. There can be no assurance that we will become competitive, or if we become competitive, will remain competitive, should this occur and increased competition could materially adversely affect our operations and financial condition.

OUR FUTURE PERFORMANCE IS DEPENDENT ON OUR ABILITY TO RETAIN KEY PERSONNEL

We do not currently maintain key-man insurance on these executives. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. The loss of any of their services would be detrimental to us and could have an adverse effect on our business development.

WE HAVE BEEN DEPENDENT UPON OUR OFFICERS, DIRECTORS, AND SHAREHOLDERS TO PROVIDE OUR FUNDING.

We have financed our operations primarily through capital contributed by shareholders and borrowing from both shareholders and financial institutions. During 2006, we received a related party loan of $518,001. Further, we received approximately $200,360 in proceeds from the sale of our common stock in 2006.

WE CURRENTLY DO NOT HAVE ANY INDEPENDENT DIRECTORS.

We cannot guarantee that our board of directors will have a majority of independent directors in the future. In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our stockholders and the controlling officers, stockholders or directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS MAY RESULT IN ADVERSE IMPLICATIONS FOR THE COMPANY.

Our officers and directors are required to exercise good faith and high integrity in our management affairs. Our articles of incorporation provide, however, that our officers and directors shall have no liability to our stockholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. Our articles and bylaws also provide for the indemnification by us of the officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that in connection with these activities they act in good faith and in a manner that they reasonably believe to be in, or not opposed to, our best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

RISKS RELATED TO HOLDING OUR SECURITIES

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE INVESTMENT AGREEMENT.

The sale of our common stock to Dutchess Private Equities Fund, Ltd. in accordance with the Investment Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess Private Equities Fund, Ltd. in order to drawdown on the Equity Line. If our stock price decreases, then our existing shareholders would experience greater dilution. Although the amount of shares that we may issue pursuant to the equity line will vary based on our stock price (the higher our stock price, the less shares we have to issue) set out below indicates the potential dilution of our shareholders if the full amount if the full amount of the equity line is exercised.

Stock Price	Shares Issued*	Percentage of Outstanding Shares**
$0.01 (Current Price)	1,075,268,817	560%
$0.05 (above)	215,053,763	112%
0.0075 (25% below)	1,433,691,756	747%
0.005 (50% below)	2,150,537,634	1,121%
0.0025 (75% below)	4,301,075,269	2,242%

*	Only 55,000,000 are being registered in this prospectus.

**	Based on 191,880,125 shares outstanding as of March 31, 2007.

Pursuant to the Investment Agreement, Dutchess shall not own more than 4.99% of our common stock, or approximately 9,594,006 shares (based on 191,880,125 shares outstanding) and, therefore, Dutchess may sell some of its holdings and then receive additional shares. Consequently, Dutchess could sell more than the 4.99% limitation while never holding more than that amount.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

DUTCHESS PRIVATE EQUITIES FUND LTD. WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our common stock to be issued under the Investment Agreement will be purchased at a seven percent (7%) discount to the lowest closing bid price during the five trading days immediately following our notice to Dutchess Private Equities Fund, Ltd. of our election to exercise our put right. Dutchess Private Equities Fund, Ltd. has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess Private Equities Fund, Ltd. sells our shares, the price of our common stock may decrease. If our stock price decreases, Dutchess Private Equities Fund, Ltd. may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.

OUR DIRECTORS HAVE THE RIGHT TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK AND ADDITIONAL SHARES OF OUR COMMON STOCK.

Our directors, within the limitations and restrictions contained in our articles of incorporation and without further action by our stockholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. We have no intention of issuing preferred stock at the present time. Any issuance of preferred stock could adversely affect the rights of holders of our common stock.

Should we issue additional shares of our common stock at a later time, each investor s ownership interest in The Blackhawk Fund would be proportionally reduced. No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

THE ISSUANCE OF SHARES UPON THE EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares upon the exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as The Blackhawk Fund, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended (the Exchange Act ), and must be current in their reports under Section 13 in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

OUR STOCK IS THINLY TRADED, AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

The shares of our common stock are thinly traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if you need money or otherwise desire to liquidate their shares.

OUR COMMON STOCK COULD BE CONSIDERED A PENNY STOCK.

Our common stock could be considered to be a penny stock if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to, the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a recognized national exchange; (iii) it is not quoted on The NASDAQ Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a penny stock is that securities broker-dealers cannot recommend the stock but must trade it on an unsolicited basis.

BROKER-DEALER REQUIREMENTS MAY AFFECT TRADING AND LIQUIDITY.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be penny stocks. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

▪	variations in our quarterly operating results;

▪	loss of a key relationship or failure to complete significant transactions;

▪	additions or departures of key personnel; and

▪	fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.

Assuming all of the 55,000,000 shares of common stock we are offering under this prospectus are sold in our offering, and all of the shares of common stock issued and issuable to the selling securityholder are sold, we would have approximately 82,083,976 shares that are freely tradable without the requirement of registration under the Securities Act of 1933. 3,125,031 shares of our common stock are restricted securities as defined under Rule 144 of the Securities Act of 1933. Of these shares, approximately 95% of our shares are owned by our officers, directors or other affiliates. These individuals may only sell their shares, absent registration, in accordance with the provisions of Rule 144.

Restricted securities may only be publicly sold pursuant to registration under the Securities Act of 1933, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act of 1933. Rule 144 entitles each person holding restricted securities for a period of one year, and affiliates who own non-restricted shares of our common stock, to sell every three months in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of the shares of our common stock outstanding or, assuming the shares of common stock are then traded on NASDAQ, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

AS A RESULT OF THE ACQUISITION, THE FORMER PRINCIPAL SHAREHOLDERS OF BLACKHAWK HAVE SIGNIFICANT INFLUENCE OVER US.

Our officers and directors beneficially own, in the aggregate, 95% of our outstanding voting stock and therefore possess significant influence over us, giving them the ability, among other things, to elect a majority of our Board of Directors and to approve significant corporate transactions. Such stock ownership and control may also have the effect of delaying or preventing a future change in control of the Company, impeding an acquisition, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

WE DO NOT FORESEE PAYING CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any earning for funding growth however these plans may change depending upon capital raising requirements.

OTHER RISK FACTORS

There are several risks and uncertainties relating to our ability to raise money and grow our business. These risks and uncertainties can materially affect the results predicted. Other risks are our limited operating history, limited financial resources, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws and conditions of equity markets.

Our future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the control of the Company. These factors are fluctuating market demand for our products, and general economic conditions.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words anticipate, believe, estimate, expect, intend, may, plan, project , should and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in Business and Management s Discussion and Analysis of Financial Condition and Results of Operation . These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our products and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling securityholder. The proceeds received from any Puts tendered to Dutchess under the Equity Line of Credit will be used for general corporate and working capital purposes and acquisitions of assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

MARKET FOR OUR SHARES

Until January 3, 2005, our common stock was quoted on the OTC Bulletin Board under the symbol ZWLL.OB. On January 3, 2005, in connection with our name change and 1-800 reverse stock split, our symbol changed to BHWF.OB. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

BID PRICES
2007 FISCAL YEAR	HIGH	LOW
First Quarter	$0.048	$0.008
Second Quarter	$0.019	$0.008
Thru July, 2007	$0.009	$0.006
2006 FISCAL YEAR	HIGH	LOW
First Quarter	$0.0800	$0.0400
Second Quarter	$0.0400	$0.0200
Third Quarter	$0.0200	$0.0140
Fourth Quarter	$0.0140	$0.0080
2005 FISCAL YEAR	HIGH	LOW
First Quarter	$0.1500	$0.0003
Second Quarter	$0.0002	$0.0002
Third Quarter	$0.0002	$0.0002
Fourth Quarter	$0.0002	$0.0006

HOLDERS OF COMMON STOCK

As of June 29, 2007, we had 233,568,760 shares of our common stock outstanding. Our common stock is held by approximately 35 stockholders of record.

DIVIDEND POLICY

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any earnings for funding growth, however, these plans may change depending upon capital raising requirements.

MANAGEMENT S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

FORWARD-LOOKING STATEMENTS

Much of the discussion in this Item is forward looking as that term is used in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Actual operations and results may materially differ from present plans and projections due to changes in economic conditions, new business opportunities, changed business conditions, and other developments. Other factors that could cause results to differ materially are described in our filings with the Securities and Exchange Commission.

There are several factors that could cause actual results or events to differ materially from those anticipated, and include, but are not limited to general economic, financial and business conditions, changes in and compliance with governmental laws and regulations, including various state and federal environmental regulations, our ability to obtain additional financing from outside investors and/or bank and mezzanine lenders and our ability to generate sufficient revenues to cover operating losses and position us to achieve positive cash flow.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We believe the information contained in the Form 10-KSB to be accurate as of the date hereof. Changes may occur after that date. We will not update that information except as required by law in the normal course of its public disclosure practices.

Additionally, the following discussion regarding our financial condition and results of operations should be read in conjunction with the financial statements and related notes contained in Item 7 of Part II of the Form 10-KSB for the fiscal year December 31, 2006.

MANAGEMENT S PLAN OF OPERATIONS

The BlackHawk Fund is a principally owned company that is operated by its managing partner, Palomar Enterprises, Inc. (PLMA.OB). The BlackHawk Fund operates as a business development company with the specific interest in Media and Television Production, as well as real estate (both residential and commercial) development projects.

The management of The Blackhawk Fund plans to aggressively market the real estate properties held, that have been renovated and ready for sale. The Company plans to generate the highest return on their investment, by selling these properties at substantial profits. The Management believes we will sell all three properties held between the first and second quarter of 2007.

Management plans to expand the Media Division significantly, by developing and airing the cable television productions, produced by Maximum Impact Television Group. The Blackhawk Fund plans to begin receiving revenue in the first quarter from these media properties, which is generated by sponsors paying for air time and commercial productions. The company plans to have all ten cable television shows airing in 2007. The Media Division will generate additional revenue by converting the content from the cable television shows to Online Video Magazines and DVDs, which provide additional advertising vehicles for our sponsors to reach their target audience.

The company has identified the following benchmarks for the next 12-24 months:

a.	Raise enough capital to expand our core real property redevelopment projects

b.	Raise additional capital to strengthen and expand our media properties, with a look to bring our advertiser partners a substantial return on their media investments

c.	Maintain good corporate relationships with all of our advertising partners and the vendors that assist us in the redevelopment projects.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2007 COMPARED TO THE THREE MONTHS ENDED MARCH 31,
2006.

Total net sales and revenues were $101,778 for the three months ended March 31, 2007 compared to $0 for the prior period. The increase in sales is solely due to our media business which began in this fiscal quarter.

Cost of sales, representing direct costs of producing the media business was $53,900 in the quarter compared to zero in the previous year.

General and administrative expense for the three months ended March 31, 2007 compared to 2006 increased by $26,006 to $158,949 from $32,943 in the prior period.

The 2006 expenses increased due to the new media businesses as well as cost associated with managing properties held for sale.

Stock for Services was $1,113,600 for the quarter compared to 0 in 2006.

Net loss increased to $1,274,679 from $36,208 for the three months ended March 31, 2006, mainly due to the increase in stock for services.

Interest expense, for the three months ended March 31, 2007 was $50,008 as compared to $3,265 in the same period in 2006.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2007, we had a deficiency in working capital of $746,550.

Cash used in operating activities totaled $152,139 for the three months ended March 31, 2007 as compared to $39,102 for the three months ended March 31, 2006.

Cash used in investing activities totaled $82,300 for the three months ended March 31, 2007 as compared to 129,083 for the comparable prior year period. The cash used in investing activities in 2006 relates to the cash paid at closing in connection with the purchase of the condominium in late march 2006. The 2007 number related to improvements.

Cash provided by financing activities totaled $224,463 for the three months ended March 31, 2007 as compared to $164,001 for the comparable prior year period. Of the 2007 amount, $77,000 related to proceeds from stock issuances/subscriptions compared to $29,000 for the comparable prior year period and $147,463 related to net proceeds received from advances made to the Company by related parties compared to 135,001 for the comparable prior year period.

TWELVE MONTHS ENDED DECEMBER 31, 2006 COMPARED TO THE TWELVE MONTHS ENDED DECEMBER 31, 2005.

REVENUE

Revenue for the 12 months ended December 31, 2006 was $149,451 compared to $23,751 for the 12 months ended December 31, 2005. Revenue reflected the start of the acquisition of and sale of residential property. Cost of Sales was 140,000 in 2006 compared to 0 in 2005.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses ( G&A ) were $472,780 for the 12 months ended December 31, 2006, compared to $4,803,251 for the 12 months ended December 31, 2005, a decrease of $4,324,471. The decrease in G&A is due primarily to stock issued for services.

We expect G&A expenses to increase substantially in the coming 12 months due to the increase in sales activities within our business units. We intend to focus on operating efficiencies, increasing revenues, and ensuring profitability in our core business units during this period.

LIQUIDITY AND CAPITAL RESOURCES

During the twelve-month period ended December 31, 2006, cash used in operating activities was 499,722. We intend to continue to find ways to expand our business through new product development. We believe that revenues and earnings will increase as we grow. We anticipate that we will incur smaller losses in the near future if we are able to expand our business and the marketing of our products and services now under development. The losses will be created to the extent of the excess of technology development and marketing expenses over the income from operations. Our operating losses as shown may be perceived as alarming and possibly indicate a downward spiral leading to the demise of the company; however, from management s point of view, there is a bright side to the operating losses which are tapering off. We feel now by adopting our new media business we will be profitable in 2007.

During the 12 months ended December 31, 2006, we generated a net loss of $564,065. Cash provided by financing activities was $695,361.

In order to execute our business plan, we will need to acquire additional capital from debt or equity financing. In the absence of significant revenue and profits, we will be completely dependent on additional debt and equity financing arrangements. There is no assurance that any financing will be sufficient to fund our capital expenditures, working capital and other cash requirements for the fiscal year ending December 31, 2007. No assurance can be given that any such additional funding will be available or that, if available, can be obtained on terms favorable to us. If we are unable to raise needed funds on acceptable terms, we will not be able to execute our business plan, develop or enhance existing services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. A material shortage of capital will require us to take drastic steps such as further reducing our level of operations, disposing of selected assets or seeking an acquisition partner.

CRITICAL ACCOUNTING POLICIES

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements, we believe the following critical accounting policy involve the most complex, difficult and subjective estimates and judgments.

STOCK-BASED COMPENSATION

In December 2002, the FASB issued SFAS No. 148 - Accounting for Stock-Based Compensation - Transition and Disclosure. This statement amends SFAS No. 123 - Accounting for Stock-Based Compensation, providing alternative methods of voluntarily transitioning to the fair market value based method of accounting for stock based employee compensation. SFAS 148 also requires disclosure of the method used to account for stock-based employee compensation and the effect of the method in both the annual and interim financial statements. The provisions of this statement related to transition methods are effective for fiscal years ending after December 15, 2002, while provisions related to disclosure requirements are effective in financial reports for interim periods beginning after December 31, 2002.

We adopted SFAS No. 123 effective January 1, 2006.

RECENT ACCOUNTING PRONOUNCEMENTS

We adopted SFAS No. 142. Under the new rules, we will no longer amortize goodwill and other intangible assets with indefinite lives, but such assets will be subject to periodic testing for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs to be included in results from operations may be necessary. SFAS No. 142 also requires us to complete a transitional goodwill impairment test six months from the date of adoption.

Any goodwill impairment loss recognized as a result of the transitional goodwill impairment test will be recorded as a cumulative effect of a change in accounting principle no later than the end of fiscal year 2002. The adoption of SFAS No. 142 had no material impact on our consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

BUSINESS

Corporate History

We were incorporated in November 1998 in the state of Nevada as USA Telcom and subsequently changed our name in 2000 to USA Telcom Internationale. In 2004, we changed our name to ZannWell, Inc., and in 2005, we changed our name to Blackhawk Fund. We did not have any significant operating activities as of December 31, 2006.

Change of Control

On March 19, 2004, we issued 13,000,000 shares of common stock to Robert C. Simpson, Ph.D. for a purchase price of $260,000.00 which constituted approximately 75 percent of our issued and outstanding shares of common stock. Before the purchase by Dr. Simpson, Allen Jones was our controlling stockholder. Following the purchase of our shares by Dr. Simpson, he and George Peterman were appointed to our board of directors. Dr. Simpson was also elected as our president, chief financial officer and secretary.

On May 26, 2004, Mr. Peterman resigned as our director. On July 14, 2004, Dr. Simpson resigned as our president and became chairman of our board of directors. At that time, we elected Luther E. Lindner, M.D., Ph.D. as president and chief executive officer. We and Dr. Lindner have since mutually agreed that Dr. Lindner would resign as our president and chief executive officer in order to allow Dr. Lindner to accept a position as president and chief executive officer of Cryptobe, Inc., an affiliated privately-held company.

We retained AMVI, a company controlled by Mr. Jones, as a consultant. Under the terms of the consulting agreement, AMVI received a total of $141,516 from March 19, 2004 through October 1, 2004, payable in four installments. In addition, we sold certain assets to AMVI for $10,300, which consisted of 5,000 shares of common stock of an unrelated corporation, certain computer equipment and a note receivable in the principal amount of $300,000. All monies were put into a trust managed by counsel and paid on schedule.

After Dr. Simpson initially acquired our shares, we intended to acquire Blue Kiwi, Inc., a company in which Dr. Simpson has an equity interest. However, we decided that we would not acquire Blue Kiwi, Inc. Instead, we entered into a strategic alliance with Blue Kiwi based on the synergies as seen by Dr. Simpson.

On July 21, 2004, we filed certificates of designation establishing our Series A, B and C preferred stock. 20 million shares have been designated as our Series A preferred stock, 10 million shares have been designated as our Series B preferred stock, and 20 million shares have been designated as our Series C preferred stock.

Each share of our Series A preferred stock is convertible into 10 shares of our common stock. Each share of the Series B preferred stock is convertible into 200 shares of our common stock. The shares of our Series C preferred stock are not convertible into shares of our common stock.

The holders of shares of our Series A preferred stock do not have voting rights on any matters submitted to a vote of our stockholders. On all matters submitted to a vote of our stockholders, each holder of shares of our Series B preferred stock is entitled to one vote per share of the Series B preferred stock held by such holder. On all matters submitted to a vote of our stockholders, each holder of shares of our Series C preferred stock is entitled to 100 votes per share of the Series C preferred stock held by such holder.

Effective November 29, 2004, we filed a certificate of correction to our certificate of designation establishing our Series B preferred stock. Our certificate of designation for the Series B preferred stock, as originally filed on June 21, 2004, incorrectly stated that the shares of the Series B preferred stock were not convertible into the shares of our common stock. The certificate of correction, filed on November 29, 2004, corrected the error by stating that each share of the Series B preferred stock is convertible into 200 shares of our common stock.

On October 12, 2004, R. Patrick Liska was elected a director and appointed our president, secretary, treasurer, chairman of the board and chief executive officer.

On November 23, 2004, R. Patrick Liska was removed as our director, secretary, treasurer, president, chairman of the board and chief executive officer. The removal of R. Patrick Liska as our director and officer resulted from philosophical differences between our former management and Mr. Liska regarding business operations, policies and practices. The effective date of the removal was November 23, 2004.

Effective November 23, 2004, Robert C. Simpson was elected our sole director, president, chairman of the board and chief executive officer.

On November 29, 2004, a change in control occurred as the result of the acquisition of our series A, series B and series C preferred stock by Palomar Enterprises, Inc., a Nevada corporation ( Palomar ).

Pursuant to that certain capital Stock Purchase Agreement dated November 9, 2004, between Robert C. Simpson, our then-sole director and officer and Palomar, on November 29, 2004, Palomar acquired from Dr. Simpson 19,000,000 shares of our series A preferred stock, 10,000,000 shares of our series B preferred stock and 10,000,000 shares of our Series C preferred stock. Each share of the series A preferred stock is convertible into ten shares of our common stock. The shares of the series A preferred stock do not have voting rights. Each share of the series B preferred stock is convertible into two hundred shares of our common stock. On all matters submitted to a vote of the holders of the Common Stock, a holder of the Series B Preferred Stock is entitled to one vote per share of the Series B Preferred Stock held by such holder. The series C preferred stock is not convertible into our common shares. Each share of the series C preferred stock entitles the holder to 100 votes of our common stock on all matters brought before our stockholders.

All of the preferred shares acquired by Palomar carried a legend restricting the transfer thereof under the Securities Act of 1933, as amended. Palomar used $380,000 of its working capital as consideration for the preferred shares purchased by it pursuant to the Capital Stock Purchase Agreement.

Concurrently with the stock purchase transaction, Robert C. Simpson, our then-sole director and officer, nominated Steve Bonenberger and Brent Fouch as directors. Steve Bonenberger was also elected president and chief executive officer and Brent Fouch was elected Secretary and chief financial officer. Following the election of Messrs. Bonenberger and Fouch as our officers and directors, Robert C. Simpson resigned his positions as our director and officer.

Corporate Overview

The BlackHawk Fund is a principally owned company that is operated by its managing partner, Palomar Enterprises, Inc. (PLMA.OB). The BlackHawk Fund operates as a business development company with the specific interest in Media and Television Production, as well as real estate (both residential and commercial) development projects.

We have the following business model in place and operating: The Company takes a lead role in managing and implementing proprietary media properties that are 100% owned, operated and managed by The Blackhawk Fund. These Media Properties are network quality cable television shows that air nationwide. This media content is converted into Online Video magazines and DVDs, which provide advertising opportunities to selected sponsors. We also re-develop residential and commercial properties to be sold at higher prices. Our purpose is to gain a higher valuation for the equity positions that are held by The BlackHawk Fund in both our redeveloped real properties and also in our media properties that are expanding their advertiser and viewer bases.

In 2006, The BlackHawk Fund was able to establish firm footings in its two core business sectors. The company looks for 2007 to be the largest year in its existence in terms of revenue produced, potential profits retained and shareholder equity increased.

Corporate Offices

Our executive office is located at 1802 N. Carson Street, Suite 212, Carson City, Nevada, 89701. Our telephone number is (775) 887-0670.

Employees

We have two full-time employees and two part-time employees as of February 15, 2007. As we grow, we will need to attract an unknown number of additional qualified employees. Although we have experienced no work stoppages and believe that our relationship with our employees are good, we could be unsuccessful in attracting and retained the persons needed for the successful and continued operations of the Company. None of our employees are currently represented by any labor union.

Legal Proceedings

We are not a party to any legal proceedings, nor are we aware of any contemplated or pending legal proceedings against us.

MANAGEMENT

The following table sets forth the name, age and position of each of the members of our board of directors, executive officers and promoters as of July 31, 2007:

Our Board of Directors consists of only one class. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships among directors and executive officers. We also have provided a brief description of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

NAME	AGE	POSITION
Steve Bonenberger	50	President, Director, and Chief Executive Officer
Brent Fouch	37	Secretary, Director and Chief Financial Officer

Our executive officers are elected annually by our Board of Directors.

Steve Bonenberger: During the past five years, Mr. Bonenberger was the managing director of B.M.M., LLC, a corporate consulting firm, and, for the last four years, he has been the President and Chief Executive Officer of Palomar Enterprises, Inc. Going forward, he intends to devote a significant portion of his time to the furtherance of our operations.

Brent Fouch: Mr. Fouch has served as our Chief Financial and Treasurer since November 2004. He was appointed as an officer of The BlackHawk fund at that time when the company was acquired by Palomar Enterprises. Mr. Fouch graduated from University of California, San Diego in 1992 and was a registered stock broker for 4 years, dealing in Series 7 and 63 transactions. From 1997 to 2003, he served as the President of Micro Capital Corporation where he rendered business and financial consulting services. At present, he also serves as Chief Financial Officer and Director of Palomar Enterprises, the parent company of The BlackHawk Fund.

CODE OF ETHICS

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote:

▪	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

▪	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submits to, the SEC and in other public communications made by us;

▪	Compliance with applicable governmental laws, rules and regulations;

▪	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

▪	Accountability for adherence to the code.

A copy of our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions is filed as an exhibit to our Form 10-KSB for the fiscal year end December 31, 2006. We have posted a copy of the code of ethics on our website.

We will provide to any person without charge, upon request, a copy of our code of ethics. Any such request should be directed to our corporate secretary at 1802 N. Carson Street, Suite 212, Carson City, Nevada, 89701.

AUDIT COMMITTEE

The entire board of directors acts as our audit committee. We do not have an audit committee financial expert serving on our audit committee at this time. We propose to expand our board of directors in the near future to include a financial expert.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation earned by the named executive officers (determined as of the end of the last fiscal year) for services rendered in all capacities to the The BlackHawk Fund and our subsidiaries:

SUMMARY COMPENSATION TABLE
					Long Terms Compensation
		Annual Compensation			Awards		Payouts
Name	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/Sars (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Steve Bonenberger	2006	$0	$0	$0	$0	0	$0	$0
	2005	0	0	0	0	0	0	0

Brent Fouch	2006	$0	$0	$0	$0	0	$0	$0
	2005	0	0	0	0	0	0	0

EMPLOYMENT AGREEMENTS

There are no employment agreements with either of our officers or directors at this time. However, we do intend to enter into employment agreements with each of Mr. Steve Bonenberger and Mr. Brent Fouch in the near future. We will promptly report our entry into such employment agreements by making appropriate filings with the Commission. We also plan to enter into consulting agreements with various consulting entities owned by our officers and directors. We will promptly report such entry into consulting agreements by making the appropriate filings with the Commission.

EQUITY COMPENSATION PLANS SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance, aggregated as follows:

▪	All compensation plans previously approved by security holders; and
▪	All compensation plans not previously approved by security holders.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders	0	n/a	n/a
Equity compensation plans not approved by security holders	207,500,000	0.001	n/a
TOTAL	207,500,000	$0.001	0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of June 30, 2007 by (i) each person known by the Company to be the beneficial owner of more than five percent of its Common Stock; (ii) each director; and (iii) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of June 29, 2007, pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 233,568,760 shares of common stock outstanding.

Name and Address of Shareholder(1)	Shares Beneficially Owned(2)	Series A Preferred Stock(3)	Series B Preferred Stock(4)	Series C Preferred Stock(5)	Percentage Ownership of Common Stock(2)	Fully Diluted Percentage Ownership
Steve Bonenberger(6)(8)	87,367,658(6)	9,000,000(6)	10,000,000(6)	10,000,000(6)	37.41%(6)	93.71%
Brent Fouch(7)(8)	87,367,658(7)	9,000,000(7)	10,000,000(7)	10,000,000(7)	37.41%(7)	93.71%

Palomar Enterprises, Inc.(9)	72,367,658	9,000,000	10,000,000	10,000,000	30.09%	93.06%

Officers and directors as a group of (2 persons)

(1)
Unless otherwise indicated, the address for each of these stockholders is c/o The BlackHawk Fund, 1802 N. Carson St., Suite 212, Carson City, Nevada, 89701, telephone number (775) 887-0670. Also, unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to the shares of our common stock and preferred stock which he beneficially owns.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC. As of June 29, 2007, the total number of outstanding shares of common stock is 233,568,760, the total number of outstanding shares of the Series A preferred stock is 20,000,000, the total number of outstanding shares of the Series B preferred stock is 10,000,000 and the total number of outstanding shares of the Series C preferred stock is 10,000,000.

(3)	The Series A Preferred Stock is convertible into shares of our common stock at the rate of 10 to 1.

(4)	The Series B Preferred Stock is convertible into shares of our common stock at the rate of 200 to 1.

(5)	The Series C Preferred Stock is not convertible into shares of our common stock.

(6)
Consists of 15,000,000 shares of common stock owned directly by Mr. Bonenberger and the following shares owned by Palomar Enterprises Inc.: (i) 72,367,658 shares of common stock; (ii) 19,000,000 shares of Series A Preferred Stock. Mr. Bonenberger is CEO and President, and a Director and greater than 10% shareholder of Palomar Enterprises.

(7)
Consists of 15,000,000 shares of common stock owned directly by Mr. Fouch and the following shares owned by Palomar Enterprises Inc.: (i) 72,367,658 shares of common stock; (ii) 19,000,000 shares of Series A Preferred Stock. Mr. Fouch is COO and Treasurer, and a Director and greater than 10% shareholder of Palomar Enterprises.

(8)	Messrs. Bonenberger and Fouch have the dispositive and voting power over the shares of common stock owned by Palomar Enterprises.

(9)
Palomar Enterprises, Inc., a Nevada publicly-traded corporation, is controlled by Messrs. Steve Bonenberger and Brent Fouch, our officers and directors. Palomar Enterprises, Inc. holds 72,367,658 shares of our common stock,  9,000,000 shares of our Series A preferred stock, 10,000,000 shares of our  Series B preferred stock and 10,000,000 shares of our series C preferred stock,  equivalent to the voting power of 1,010,000,000 shares of our common stock, which  number exceeds the number of shares outstanding as of March 31, 2005.

There are no relationships know to us including any pledge by any person of our securities, the operation of which may at a subsequent date resulting a change in control of the The BlackHawk Fund.

There are no arrangements or understandings among members of both the former and the new control groups and their associates with respect to election of directors or other matters.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended 2006, we paid $90,000.00 in consulting fees to BMM, LLC, a Limited Liability Company owned and controlled by Steve Bonenberger, our officer and director. We also paid $90,000.00 in consulting fees to Prize Entertainment, Inc., a corporation owned and controlled by Brent Fouch, our officer and director. These fees were paid to the officer s respective company for management services rendered in 2006.

On March 22, 2007, Palomar Enterprises converted approximately 9,000,000 shares of Series A preferred stock into 90,000,000 shares of our common stock. Messrs. Fouch and Bonenberger, our Chief Executive Officer and Chief Financial Officer, respectively, are executive officers and directors of Palomar Enterprises.

DESCRIPTION OF SECURITIES

The Company's authorized capital stock consists of 4,000,000,000 shares of common stock, par value of $0.001 per share, of which 233,568,760 issued and outstanding as of March 7, 2007 and 20,000,000 shares of Class A Preferred Stock, $0.001 par value per share, authorized with 10,000,000 shares issued or outstanding, 10,000,000 Class B Preferred Stock, $.001 par value per share, authorized with 10,000,000 issued and outstanding, and 20,000,000 Class C Preferred Stock, $.001 par value per share, authorized with 10,000,000 issued and outstanding. The holders of shares of our common stock are entitled to elect all of the directors and to one vote per share on all matters submitted to shareholder vote. Holders of our common stock are entitled to receive ratably dividends, subject to the rights of the holders of Preferred Stock , as may be declared by our Board of Directors out of funds legally available therefore. In the second quarter of 2007, Palomar Enterprises converted approximately 9,000,000 shares of Series A preferred stock into 90,000,000 shares of our common stock.

Our board of directors has the discretion and may, by adoption of a resolution, designate one or more series of preferred stock and has the power to determine the conversion and/or redemption rights, preferences and privileges of each such series of preferred stock provided that such conversion and/or redemption rights, preferences and privileges of any series of preferred stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued series of preferred stock.

The Series A Preferred Stock are convertible at the rate of 10 to 1 while the Series B Preferred Stock is convertible at the rate of 200 to 1. The Series C Preferred Stock is not convertible to Common Stock.

Holders of Series A, Series B and Series C Preferred Stock are entitled to receive cash, stock and other property as dividends when the same is declared by the Board of Directors of The BlackHawk Fund. The Company has also reserved the right to redeem, at the option of its Board of Directors, all or part of the outstanding Series A, Series B and/or Series C Preferred Stock. However, such right to redeem is subject to applicable Nevada Law and such redemption shall be exercised on a pro rata with respect to all of the holders of the Series A, B, and C Preferred Stock.

Upon dissolution, liquidation or winding up of The BlackHawk Fund, whether voluntary or involuntary, holders of Series A, B, and C Preferred Stock are likewise granted the right to receive, out of the assets of the Company, the amount of $0.001 per share before any payment or distribution shall be made on the Common Stock, or any other class of capital stock of the Company ranking junior to the Series A, B, and C Preferred Stock.

TRANSFER AGENT

The transfer agent and registrar for the Company's Common Stock is US Stock Transfer.

SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our affiliates, as that term is defined under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 under the Securities Act of 1933.

SALE OF RESTRICTED SHARES: Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act of 1933 and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. There are 27,083,976 shares of our common stock that are not restricted by Rule 144 because they are in the public float. Resales of the remainder of our issued and outstanding shares of common stock are restricted under Rule 144. There are 3,125,031 shares of our common stock that are restricted, including shares subject to outstanding warrants to purchase, or notes convertible into, common stock (excluding any conversions of notes to date). Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

SELLING SECURITYHOLDER

We agreed to register for resale shares of common stock by the selling securityholder listed below. The selling securityholder may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling securityholder, and any participating broker-dealers are underwriters within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling securityholder in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling securityholder named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling securityholder and we have not independently verified this information. The selling securityholder are not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling securityholders has held any position or office with us, nor are any of the selling securityholder associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The Number of Shares Beneficially Owned After the Offering column assumes the sale of all shares offered.

As explained below under Plan of Distribution, we have agreed with the selling securityholder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering
Dutchess Private Equities Fund, Ltd. (2)	55,000,000	55,000,000	0

(1)
The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draws under the Dutchess Equity Line.

(2)	Michael Novielli and Douglas Leighton are the directors of Dutchess Capital Management, LLC, which is the general partner to Dutchess Private Equities Fund, Ltd.

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LP

On September 18, 2006, we entered into an Investment Agreement (the Agreement ) with Dutchess Private Equities Fund, Ltd. ( Dutchess ) to provide us with an equity line of credit. Pursuant to this

Agreement, Dutchess shall commit to purchase up to $10,000,000 of the Company's Stock over the course of thirty-six (36) months ( Line Period ), after a registration statement has been declared effective ( Effective Date ). The amount that the Company shall be entitled to request from each of the purchase Puts , shall be equal to either 1) $250,000 or 2) 200% of the averaged daily volume (U.S market only) ( ADV ), multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date. The ADV shall be computed using the ten (10) trading days prior to the Put Date. The Purchase Price for the common stock identified in the Put Notice shall be set at ninety-three percent (93%) of the lowest closing bid price of the common stock during the Pricing Period. The Pricing Period is equal to the period beginning on the Put Notice Date and ending on and including the date that is five (5) trading days after such Put Notice Date. There are put restrictions applied on days between the Put Date and the Closing Date with respect to that Put. During this time, the Company shall not be entitled to deliver another Put Notice.

The Company shall automatically withdraw that portion of the put notice amount, if the Market Price with respect to that Put does not meet the Minimum Acceptable Price. The Minimum Acceptable Price is defined as seventy-five percent (75%) of the closing bid price of the common stock for the ten (10) trading days prior to the Put Date.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess ( Registration Agreement ). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within twenty-one (21) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within Ninety (90) days after the Execution Date.

PLAN OF DISTRIBUTION

The selling securityholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholder may use any one or more of the following methods when selling shares:

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;

▪	through the writing of options on the shares;

▪	a combination of any such methods of sale; and

▪	any other method permitted pursuant to applicable law.

The selling securityholder or its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling securityholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling securityholder. The selling securityholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are underwriters as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling securityholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling securityholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling securityholder to include the pledgee, transferee or other successors in interest as selling securityholder under this prospectus.

The selling securityholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholder to include the pledgee, transferee or other successors in interest as selling securityholder under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling securityholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling securityholder acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling securityholder use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling securityholder.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, New York, New York.

EXPERTS

The financial statements of The Blackhawk Fund as of and for the year ended from December 31, 2006 appearing elsewhere in this prospectus have been audited by Gruber & Company LLC, our Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere herein and the financial statements of The Blackhawk Fund as of and for the year ended December 31, 2005 appearing elsewhere in this prospectus have been audited by Malone & Bailey, PC and both are included herein in reliance upon the authority of these firms as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 22, 2004 we engaged Malone & Bailey, PC as our independent accountants. On January 24, 2007 we dismissed Malone & Bailey, PC.

The reports of Malone & Bailey, PC on our financial statements for the fiscal years ended December 31, 2004 and 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except for the uncertainty to continue as a going concern.

The decision to dismiss Malone & Bailey, PC was approved by our board of directors.

During that time, there were no reportable events as set forth in Item 304(a)(1)(i-v) of Regulation S-B adopted by the Securities and Exchange Commission.

We engaged Gruber & Company, LLC as our independent accountants in January 2007. The decision to engage this firm was recommended by our board of directors.

During our two most recent fiscal years and any subsequent interim period prior to the engagement of Gruber & Company, LLC, neither we nor anyone on our behalf consulted with Gruber & Company, LLC regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

GRUBER & COMPANY, LLC
400 Lake Saint Louis Blvd.
Lake Saint Louis, MO, United States
Phone: (636) 561-5639

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
The Blackhawk Fund
Cardiff, California

We have audited the accompanying balance sheet of The Blackhawk Fund ( Blackhawk ) as of December 31, 2006 and the related statements of operations, stockholders deficit, and cash flows for the year then ended. These financial statements are the responsibility of Blackhawk s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blackhawk as of December 31, 2006 and the results of its operations and its cash flows for the period described in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Blackhawk will continue as a going concern. As discussed in Note 11 to the financial statements, Blackhawk has suffered recurring losses from operations and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management s plans in regard to these matters are also described in note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gruber & Company, LLC

Lake St. Louis, MO.
February 1, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
The Blackhawk Fund
(Formerly ZannWell,Inc.
And USA Telcom Internationale)
Carson City, Nevada

We have audited the accompanying statements of operations, stockholders deficit and cash flows of, The Blackhawk Fund ("Blackhawk") for the year ended December 31, 2005. These financial statements are the responsibility of Blackhawk s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements of operations, stockholders deficit and cash flows for the year ended December 31, 2005 are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Blackhawk will continue as a going concern. As discussed in Note 11 to the financial statements, Blackhawk has suffered recurring losses from operations and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

February 24, 2006

THE BLACKHAWK FUND
BALANCE SHEET
December 31, 2006

2006
ASSETS
Cash	$11,748
Total Current Assets	11,748

Property Held For Sale	1,692,600
Total Assets	$1,704,348

LIABILITIES AND STOCKHOLDERS DEFICIT
Current Liabilities
Accounts Payable	$1,219
Note Payable- related party	590,700
Total Current Liabilities	591,919

Long- Term Liabilities
Note Payable	1,496,000

Commitments and Contingencies	-

Stockholders Deficit
Preferred Stock, $.001 par value:
Series A: Authorized 20,000,000, 9,000,000 issued	9,000
Series B: Authorized 10,000,000,10,000,000 issued	10,000
Series C: Authorized 20,000,000,10,000,000 issued	10,000
Common Stock, $.001 par value:
4,000,000,000 shares authorized,24,664,792 issued and outstanding	24,665
Additional Paid-In Capital	34,646,962
Subscriptions Subscribed Not Received	-
Retained Deficit	(35,084,198)
Total Stockholders Deficit	$(383,571)
Total Liabilities and Stockholders Deficit	$1,704,348

See accompanying summary of significant accounting policies and notes to financial statements.

THE BLACKHAWK FUND
STATEMENTS OF OPERATIONS
Years Ended December 31, 2006 and 2005

	December 31,
	2006	2005
Revenues	$149,451	$23,751
Cost of Sales	140,000	-
Gross Profit	9,451	23,751

OPERATING EXPENSES
General & Administrative	472,780	4,803,251
Interest Expense	100,736	907

NET LOSS	$(564,065)	$(4,780,407)

Basic and Diluted Net Income (Loss) Per Common Share	$(0.03)	$(4.52)

Weighted Average Number of Shares Outstanding	18,424,741	1,057,350

See accompanying summary of significant accounting policies and notes to financial statements.

THE BLACKHAWK FUND
STATEMENTS OF STOCKHOLDERS EQUITY
Years Ended December 31, 2006 and 2005

	Preferred Stock Series A Shares	Amount ($)	Preferred Stock Series B Shares	Amount ($)	Preferred Stock Series C Shares	Amount ($)	Common Stock Shares	Amount ($)	Additional Paid-In Capital ($)	Stock Subscription Receivable ($)	Retained Earnings (Deficit) ($)	Total Stock- holders (Deficit) ($)
Balances, December 31, 2004	19,000,000	$19,000	10,000,000	$10,000	10,000,000	$10,000	10,000	$(262)	$29,700,726		$(29,739,726)
Common Stock Issued for Cash							740,000,014	740,000	(477,187)			$292,813
Common Stock Issued for Services							226,875,000	226,875	3,787,825			4,014,700
Preferred Series A Converted to
Common Shares	(10,000,000)	(10,000)					125,000	125	9,875			401,121
Stock Option Expense									401,121			401,121
Imputed Interest									907			907
Adjustment for 800 to 1 Reverse Stock Split Declared November 2005							(965,791,269)	(965,791)	965,791
Stock Issued for Subscriptions Receivable							2,000,000	2,000	38,000	$(40,000)
Net Loss											$(4,780,407)	(4,780,407)
Balances, December 31, 2005	9,000,000	$9,000	10,000,000	$10,000	10,000,000	$10,000	3,209,007	$3,209	$34,457,058	$(40,000)	$(34,520,133)	$(70,866)
Proceeds							14,000,000	14,000		40,000		49,000
Proceeds									135,168			135,168
Stock for Services							1,000,000	1,000	12,000			13,000
Subscription Agreement							2,000,000	2,000	28,001			40,000
Stock Cancelled							(5,544,215)	(5,544)	5,544			10,506
Proceeds on Agreement							9,191					9,191
Net Loss											(564,065)	(564,065)
Balances, December 31, 2006	9,000,000	$9,000	10,000,000	$10,000	10,000,000	$10,000	24,664,792	$24,665	$34,646,962		$(35,084,198)	$(383,572)

See accompanying summary of significant accounting policies and notes to financial statements.

THE BLACKHAWK FUND
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006 and 2005

	2006	2005

Cash Flows From Operating Activities
Net Income (Loss)	$(564,065)	$(4,780,407)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock Option Expense	-	401,121
Stock Issued for Services	51,000	4,014,700
Imputed Interest	18,204	907

Changes in Operating Assets and Liabilities:
Increase (Decrease) in Accounts Payable	(4,861)	6,080

Net cash used in operating activities	(499,722)	(357,599)

Cash Flows From Investing Activities:
Purchase of Building	(196,600)	-

Net cash provided by (used in) investing activities	(196,600)	-

Cash Flows From Financing Activities:
Proceeds from the sale of common stock	200,360	292,813
Proceeds from related party loan	518,001	77,495
Payments on loan payable-Shareholder	(23,000)	-

Net cash provided by financing activities	695,361	370,308

Net Change in Cash	(961)	12,709

Cash Beginning of Period	12,709	-

Cash End of Period	11,748	12,709

Supplemental information:
Interest Paid	$82,532	-
Income Taxes Paid	-	-

See accompanying summary of significant accounting policies and notes to financial statements.

THE BLACKHAWK FUND
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. The Blackhawk Fund ("Blackhawk") was organized November 5, 1998 in Nevada as USA Telecom. In 1998, the entity amended its articles of incorporation to change its name to USA Telcom, in 2000 it amended its articles of incorporation to change its name to USA Telcom Internationale, in 2004 it amended its articles of incorporation to change its name to ZannWell Inc., and in January 2005, it amended its articles of incorporation to change its name to Blackhawk Fund. For the year ended December 31, 2006 the Company was in the business of residential development and sales. For 2007 the company intends to enter the media business. (See Note 3)

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the statement of cash flows, Blackhawk considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition. Blackhawk recognizes revenue when it sells property and a closing takes place.

Property Held for Sale Is Valued at Lower of Faire Value or Cost. Additions are capitalized Gains and losses on dispositions of property are reflected in operations. As property is held for resale, no depreciation is taken.

Impairment of Long-Lived Assets. Blackhawk reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Blackhawk assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset s carrying value and fair value.

Income Taxes. Blackhawk recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Blackhawk provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and Diluted Net Income (Loss) per Share. The basic net loss per common share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share is computed by dividing the net income (loss) adjusted on an as if converted basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the year ended December 31, 2006,there were no potential dilutive securities.

NOTE 2 - STOCK BASED COMPENSATION

Prior to January 1, 2006, we accounted for stock based compensation under Statement of Financial Accounting Standards No. 123 Accounting for Stock Based Compensation ("FAS 123"). As permitted

THE BLACKHAWK FUND
NOTES TO FINANCIAL STATEMENTS

under this standard, compensation cost was recognized using the intrinsic value method described in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Effective January 1, 2006, the Company has adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment ("FAS 123R") and applied the provisions of the Securities and Exchange Commission Staff Accounting bulletin No. 107 using the modified-prospective transition method. Prior periods were not restated to reflect the impact of adopting the new standard. As a result of the adoption of FAS 123R, stock based compensation expense recognized during the year ended includes compensation expense for all share based payments granted on or prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of FAS 123, and compensation costs for all share based payments granted on or subsequent to January 1 2006, based on the grant date fair value estimated in accordance with the provisions of FAS 123R.

Beginning on January 1, 2006, any future excess tax benefits derived from the exercise of stock options will be recorded prospectively and reported as cash flows from financing activities in accordance with FAS 123R.

During the year ended December 31, 2006, the Company did not make any stock option grants and therefore did not recognize any stock based compensation expense.

Blackhawk granted 740,000,014 options to purchase common stock to employees during the year ended December 31, 2005. All options vest immediately, have an exercise price of 85 percent of market value on the date of grant and expire 10 years from the date of grant. Blackhawk recorded compensation expense of $401,122 under the intrinsic value method during the year ended December 31, 2005.

The following table illustrates the effect on net loss and net loss per share  for the year ended December 31, 2005 if Blackhawk had applied the fair value provisions of FAS No. 123, to stock-based employee compensation.

($)
Net loss as reported	$(4,780,407)
Add: stock based compensation determined under intrinsic value-based method	401,122
Less: stock-based compensation determined under fair value-based method	(2,674,146)
Pro forma net loss	$(7,053,431)

Basic and diluted net loss per common share
As reported	$(4.52)
Pro forma	$(6.67)

The weighted average fair value of the stock options granted during 2005 was $.004. Variables used in the Black-Scholes option-pricing model include (1) 1.5% risk-free interest rate (2) expected option life is the actual remaining life of the options as of each period end, (3) expected volatility was 728% and (4) zero expected dividends.

THE BLACKHAWK FUND
NOTES TO FINANCIAL STATEMENTS

NOTE 3 - PROPERTIES HELD FOR SALE

In late March 2006, the Company purchased a condominium located in Carlsbad, California for $625,083. The Company intends to renovate and sell the condo. Since the Company intends to sell the condominium upon completion of the planned renovations, it has been designated as held for sale . Therefore it will be carried at the lower of cost or fair value (net of expected sales costs) during the renovation period and will not be depreciated.

In June of 2006, the Company entered into a joint venture with another group to renovate and then sell a residential home located in Oceanside, California. The Company is a 50% joint venture partner, but has the rights to exercise control. The Company is 100% responsible for improvement costs, with these costs to be reimbursed upon sale and any remaining profits split 50/50. The Company has valued the house at the value of the mortgage liability assumed of $1,000,000. As the intention on this property is identical to the condo described above the description related to held for sale and depreciation applies.

NOTE 4 - COMMON STOCK

During the year ended December 31, 2006, the Company issued 21,455,785 shares of common stock. Of this amount 10,455,785 were issued at par value pursuant to a stock subscription agreement. The balance of 11 million shares was issued for services at market rates valued at $53,000.

On November 7, 2005, the Company's board of directors declared a 800 to 1 reverse stock split for shareholders of record as of November 17, 2005. All shares and per share information has been retroactively restated in the financial statements to reflect the reverse split.

NOTE 5 - MORTGAGES PAYABLE

In conjunction with the purchase of the condominium described in note 3 above, the Company executed a 30-year adjustable rate promissory note for $496,000. The initial interest rate on the note is 7.875 % and may change on April 1, 2008 and on that date every six month thereafter. Pursuant to the terms of the note, the Company is required to make interest only payments for the first 10 years (first 120 payments). The initial monthly payment will be $3,225 and may change beginning on April 1, 2008. The note is personally guaranteed by the Company's president.

In conjunction with the joint venture property described in Note 3 above, the Company assumed a 50% interest and corresponding promissory note debt for $1,000,000. Terms indicate a fixed interest rate of 7.25% interest only payment for 120 payments. Monthly amounts are presently $6,042.

NOTE 6 - RELATED PARTY TRANSACTIONS

For the year  ended December 31, 2006, the Company made payments totaling $180,000 to entities controlled by the CEO and CFO for consulting services.

The Company is also obligated to a related party for a loan. Interest has been imputed at 6%.

THE BLACKHAWK FUND
NOTES TO FINANCIAL STATEMENTS

NOTE 7 - SUBSEQUENT EVENT

In January 2007 the Company entered into an agreement with Maximum Impact Television Group, whereby The Blackhawk Fund exchanged 15 million shares of common stock and $25,000 for the development of ten media properties. These media properties are network quality cable television shows that will air nationwide. The media content will be converted to Online Video magazines and DVDs. Revenue is generated from advertising sponsors, seeking to reach a target audience.

NOTE 8 - STOCK OPTION PLAN

In 2004 Blackhawk adopted the 2004 Employee Stock Option Plan ("the Plan"). The Plan provides for the granting of stock options to employees and consultants of Blackhawk. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Blackhawk employees and consultants. Blackhawk has reserved 232,500 shares of common stock for issuance under the Plan.

Options under the Plan may be granted for periods of up to ten years and at an exercise price of 85 percent of market value on the date of grant, provided, however, that the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted generally are exercisable immediately as of the effective date of the option agreement.

There were no options outstanding and exercisable during the years ended December 31, 2006 and 2005.

NOTE 9 - INCOME TAXES

Blackhawk uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

THE BLACKHAWK FUND
NOTES TO FINANCIAL STATEMENTS

Internal Revenue Section 382 restricts the ability to use these carry-forwards whenever an ownership change as defined occurs. Blackhawk incurred such an ownership change on March 19, 2004 and again on November 29, 2004.

NOTE 10 - PREFERRED STOCK

There are three classes of preferred stock, Series, A, B & C.

Each Series A holder is entitled to receive cash, stock, or other property, as dividends, and at any time, may redeem the whole or any part of the outstanding Series A Preferred Stock. Each share of Series A is convertible at the option of the holder into 10 shares of common stock. The Series A Preferred Stock will have no voting rights, prior to conversion into shares of common stock.

Each Series B holder is entitled to receive cash, stock or other property, as dividends, and at any time may redeem the whole or any part of the outstanding Series B Preferred Stock. Each share of Series B is convertible at the option of the holder into 200 shares of common stock. Series B holders are entitled to one vote per share.

Each Series C holder is entitled to receive cash, stock or other property, as dividends, and at any time may redeem the whole or any part of the outstanding Series C Preferred Stock. Series C is not convertible, but each share has 100 votes per share.

NOTE 11 - GOING CONCERN

While the Company has incurred significant losses and has a negative capital, management is confident that its new business will be profitable and can continue to operate based upon affiliate funding or capital financing or profits.

NOTE 12 - REVERSE STOCK SPLIT

On January 3, 2005, Blackhawk declared an 800 to 1 reverse stock split.

On November 7, 2005, the Company's Board of Directors declared a 800 to 1 reverse stock split for shareholders of record as of November 17, 2005. All share and per share information has been retroactively restated in the financial statements to reflect these reverse splits.

THE BLACKHAWK FUND
BALANCE SHEET
(unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Cash	$1,772	$11,748
Total current assets	1,772	11,748

Property - held-for-sale	1,774,900	1,692,600
TOTAL ASSETS	$1,776,672	$1,704,348

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$10,159	$1,219
Notes payable-related party	738,163	590,700
Total current liabilities	748,322	591,919
Long term liability
Note payable	1,496,000	1,496,000
Total Liabilities	2,244,322	2,087,919

Commitments and contingencies	-	-

STOCKHOLDERS' DEFICIT
Preferred stock, $.001 par value:
Series A: Authorized 20,000,000
0 and 9,000,000 issued and outstanding
at March 31, 2007 and December 31, 2006	-	9,000
Series B: Authorized 10,000,000
10,000,000 issued and outstanding
at March 31, 2007 and December 31, 2006	10,000	10,000
Series C: Authorized 20,000,000
10,000,000 issued and outstanding
at March 31, 2006 and December 31, 2005	10,000	10,000
Common stock, $.001 par value, 4,000,000,000 shares
authorized, 191,880,125 and 24,664,792 shares
issued and outstanding at March 31, 2007 and December 31, 2006	191,880	24,665
Additional paid in capital	35,679,347	34,646,962

Retained Deficit	(36,358,877)	(35,084,198)
Total Stockholders' Deficit	(467,650)	(383,571)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,776,672	$1,704,348

THE BLACKHAWK FUND
STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2007 and 2006
(unaudited)

	March 31	March 31
	2007	2006
Revenues	$101,778	$-

Cost of Sales	53,900	-

Gross Profit	47,878	-

OPERATING EXPENSES

General & Administrative	158,949	32,943
Stock for Services	1,113,600	-
Interest Expense	50,008	3,265
Total Expenses	1,322,557	36,208

NET LOSS	$(1,274,679)	$(36,208)

Basic and Diluted Net Income (Loss) Per Common Share	$(0.02)	$(.01)

Weighted Average Number of Shares Outstanding	74,798,590	6,664,556

THE BLACKHAWK FUND
STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2007 and 2006
(unaudited)

	March 31	March 31
	2007	2006

Cash Flows From Operating Activities
Net Loss	$(1,274,679)	$(36,208)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:

Stock Issued for Services	1,113.600	-

Changes in:
Other assets (increase)	-	(1,593)
Increase (Decrease) in Accounts Payable	8,940	(1,301)

Net cash used in operating activities	(152,139)	(39,102)

Cash Flows From Investing Activities:
Purchase of Assets	(82,300)	(129,083)

Net cash used in investing activities	(82,300)	(129,083)

Cash Flows From Financing Activities:
Proceeds from the stock issuance/subscriptions	77.000	29,000
Payments on notes payable - related party	-	(23,000)
Proceeds from notes payable - related party	147,463	158,001

Net cash provided by financing activities	224,463	164,001

Net Change in Cash	(9,976)	(4,184)

Cash Beginning of Period	11,748	12,709

Cash End of Period	1,772	89

Supplemental disclosures:
Cash paid for:
Interest	$37,545	$-
Income Taxes	$-	$-

Non-cash activities:
Conversion of preferred stock to common stock	$9,000	$-

THE BLACKHAWK FUND
NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of The Blackhawk Fund ("Blackhawk" or the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in this prospectus. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for 2006 as reported in this prospectus have been omitted.

NOTE 2 - STOCK BASED COMPENSATION

Prior to January 1, 2006 we accounted for stock based compensation under Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation (FAS 123). As permitted under this standard, compensation cost was recognized using the intrinsic value method described in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Effective January 1, 2006, the Company has adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (FAS 123R) and applied the provisions of the Securities and Exchange Commission Staff Accounting Bulletin No. 107 using the modified-prospective transition method. Prior periods were not restated to reflect the impact of adopting the new standard. As a result of the adoption of FAS 123R, stock-based compensation expense recognized during the quarter ended March 31, 2007 includes compensation expense for all share-based payments granted on or prior to, but not yet vested as of December 31, 2006, based on the grant date fair value estimated in accordance with the original provisions of FAS 123, and compensation cost for all share-based payments granted on or subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of FAS 123R.

Beginning on January 1, 2006, any future excess tax benefits derived from the exercise of stock options will be recorded prospectively and reported as cash flows from financing activities in accordance with FAS 123R.

During the quarter ended March 31, 2007, the Company did not make any stock option grants and therefore did not recognize any stock-based option expense. During the quarter ended March 31, 2007, the Company recorded stock based consulting expense of $1,113,600, as determined under FASB 123R.

NOTE 3 - PROPERTY - HELD FOR SALE

In late March 2006, the Company purchased a condominium located in Carlsbad, California for $625,083. The Company intends to renovate and sell the condo. Since the Company intends to sell the condominium upon completion of the planned renovations, it has been designated as "held-for-sale". Therefore it will be carried at the lower cost or fair value (net of expected sales costs) during the renovation period and will not be depreciated. Major improvements and renovations are capitalized.

THE BLACKHAWK FUND
NOTES TO FINANCIAL STATEMENTS
(unaudited)

In June of 2006, the Company entered into a joint venture agreement to renovate and then sell a residential home located in Oceanside, California. The Company is a 50% joint venture partner, but has the right to exercise control. The Company is 100% responsible for improvement costs, with these costs to be reimbursed upon sale and any remaining profits split 50/50. The Company has valued the house at the value of the liability assumed of $1,000,000. Therefore, no minority interest is recorded. As the intention on this property is identical described above the description related to "held for sale" and depreciation apply.

NOTE 4 - COMMON STOCK

During the quarter ended March 31, 2007, the Company issued 167,215,333 shares of common stock. Of this amount 90,000,000 was converted from preferred stock, 67,300,000 shares for services valued at $1,113,600 and 9.915,333 for cash of $77,000.

NOTE 5 - MORTGAGES PAYABLE

In conjunction with the purchase of the condominium described in Note 3 above, the Company executed a 30-year adjustable rate promissory note for $496,000. The initial interest rate on the note is 7.875% and may change on April 1, 2008 and on that date every sixth month thereafter. Pursuant to the terms of the note, the Company is required to make interest only payments for the first 10 years (first 120 payments). The initial monthly payments will be $3,225 and may change beginning on April 1, 2008. The note payable is personally guaranteed by the Company's president.

In conjunction with the joint venture property described in note 3 above, the Company assumed a 50% interest and corresponding promissory note debt of $1,000,000. Terms indicate a fixed interest rate of &.25% interest only payment for 120 payments. Monthly amounts are presently $6,042.

NOTE 6-RELATED PARTY TRANSACTIONS

At March 31, 2007, the Company is indebted to a related party for $707,496 for loans. Interest has been imputed at 6% per year.

During the quarter ended March 31, 2007, the Company made payments totaling $45,000 to entities controlled by the CEO and CFO for consulting services.

During the first quarter 2007, 30,000,000 shares were issued to its CFO and CEO for services. Those shares have been valued at market of $1,113,600 and included in stock for services.

During the first quarter 2007, 9,000,000 shares of preferred A stock, held by a related entity, was converted to 90,000,000 shares of common stock.

NOTE 7-GOING CONCERN

The Company has incurred significant losses, has a negative capital, and negative current ratio. These factors, among others indicate that the Company may not be able to continue as a going concern. No adjustments have been made to the carrying value of assets and liabilities should the company not continue as a going concern.

THE BLACKHAWK FUND
NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 8-SEGMENT INFORMATION

The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", in respect of its operating segments. The Company's reportable segment is Blackhawk Media a media and production enterprise.

The segment is managed separately because each business requires different technology and marketing strategies. The Company evaluates performance based upon operating earnings of the unit. The accounting policy of the segment are the same as those described in the summary of significant accounting policies. The corporate assets include cash. There were no significant intercompany transactions. In determining operating income (loss) by segment, general corporate expenses and other income ad expense items of a non operating nature are not considered, as such items are not allocated to the Company's segments. Segment information for the first quarter 2007 is as follows.

Sales from Media	$101,778

Cost of Sales	53,900

Gross Profit	47,878

Media Expenses	80,121

Loss from Media Segment	(32,243)

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SPEAKS AS OF THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE PROSPECTUS DATE HEREOF.

UNTIL [_______] 2007 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOR PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

THE  BLACKHAWK FUND
55,000,000 SHARES

PROSPECTUS

July ___, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)
Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.1.38 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Under our Articles of Incorporation and Bylaws, the corporation shall indemnify any individual made a party to a proceeding because he is or was an officer, director, employee or agent of the corporation against liability incurred in the proceeding, all pursuant to and consistent with the provisions of NRS 78.751, as amended from time to time.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final deposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification permitted herein is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee	$16.89
Legal fees and expenses	30,000.00
Accountants fees and expenses	-
Printing expenses	-
Total	$30,016.89

All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following is a list of our securities that have been sold or issued by us during the past three years. These securities were sold without registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act. There were no underwriting discounts or commissions paid in connection with the sale of these securities and all transactions were subsequent to our 800 to 1 reverse stock split approved on November 7, 2005.

During the first quarter of 2007, we issued 15,000,000 shares to each of Messrs. Bonenberger and Fouch for services rendered to us.

During the first quarter of 2007, Paloma Enterprises converted 9,000,000 shares of Series A Preferred Stock into 90,000,000 shares of our common stock.

During the first quarter of 2007, we issued 67,300,000 shares of our common stock for services rendered at $1,113,600.

During the fiscal year ended December 31, 2006, we issued 10,455,785 shares of our common stock pursuant to a subscription agreement.

During the fiscal year ended December 31, 2006, we issued 1,000,000 shares of our common stock for services rendered to us at market rates valued at $53,000.

In January 2007, we issued 15,000,000 shares of our common stock to Maximum Impact Television Group for the development of ten media properties.

ITEM 27. EXHIBITS

Exhibit No.	Identification of Exhibit
3.1	Articles of Incorporation.**
3.2	Certificate of Amendment to Articles of Incorporation, filed on June 30, 2004.*
3.3	Certificate of Designation establishing our Series A, B and C Preferred Stock, filed effective July 21, 2004.*
3.4	Certificate of Correction to the Certificate of Designation for our Series B Preferred Stock, filed effective on November 29, 2004.*
3.5	Certificate of Amendment to Articles of Incorporation, filed effective January 3, 2005.*
3.6	Certificate of Amendment to Articles of Incorporation, filed effective January 4, 2005*
3.7	Amended Bylaws of Zannwell, Inc.*
5.1	Consent of Gersten Savage LLP(1)
10.1	Zannwell Inc. Capital Stock Purchase Agreement, dated November 29, 2004.**
10.2	Business Development Agreement between the Company and Maximum Impact Television Group, dated August 18, 2006(1)
10.3	Business Development Agreement between the Company and Zero Waste, PLC, dated July 10, 2006(1)
10.4	Investment Agreement, dated September 18, 2006, by and between the Company and Dutchess Private Equities Fund, Ltd.(2)
10.5	Registration Rights Agreement, dated September 18, 2006, by and between the Company and Dutchess Private Equities Fund, (2)
14	Code of Ethics*
21	Subsidiaries.*
23.1	Consent of Gersten Savage LLP (included in Exhibit 5.1 hereto)(1)
23.2	Consent of Gruber & Company, LLC(1)
23.3	Consent of Malone & Bailey, PC(1)
_________________

(1)	Filed herewith.

(2)	Filed as an exhibit to the Company's Current Report on Form 8-K, filed on September 26, 2006, and incorporated by reference herein.

*	Filed as an exhibit to the Company's Form 10-KSB for the fiscal year ended December 31, 2005, filed on March 7, 2006, and incorporated by reference herein.

**	Filed as an exhibit to the Company's SB-2/A filed on May 9, 2000, and incorporated by reference herein.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act:

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

2.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

3.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communication, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter)

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

4.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act ) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

5.
In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.	That for the purpose of determining any liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3)(ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x)(ss.230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Carson City, Nevada on this 2nd day of August 2007.

THE BLACKHAWK FUND

By:	/s/ Brent Fouch
Brent Fouch, Chief Financial Officer (Principal Accounting Officer), Secretary and Director

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Brent Fouch
Brent Fouch Chief Financial Officer (Principal Accounting Officer), Secretary and Director August 2, 2007

/s/ Steve Bonenberger
Steve Bonenberger President, Chief Executive Officer and Director August 2, 2007